Exhibit 10.26

Summary of Director Compensation

For 2005, the board of directors has approved the following annual compensation to directors who are not employees:

Cash compensation

•	Annual retainer of $30,000, paid in four equal quarterly installments

•	$1,500 for each quarterly board meeting attended

•	$1,000 for each committee meeting or other non-quarterly board meeting attended

•	Reimbursement for customary and usual travel expenses

Stock compensation

•	Upon the date on which a person first becomes a non-employee director, such non-employee director will receive a one-time stock option grant to purchase 40,000 shares of Macrovision common stock pursuant to the 1996 Directors Stock Option Plan

•	Upon each anniversary of the date on which a non-employee director joined the board, such non-employee director will receive an annual stock option grant to purchase 15,000 shares of Macrovision common stock pursuant to the 1996 Directors Stock Option Plan

•	Upon the conclusion of our annual meeting of stockholders each year, the chairman of our Audit Committee will receive an additional annual stock option grant to purchase 7,500 shares of Macrovision common stock pursuant to the 1996 Directors Stock Option Plan

•	Upon the conclusion of our annual meeting of stockholders each year, the chairman of our Compensation Committee and the chairman of our Corporate Governance and Nominating Committee will each receive an additional annual stock option grant to purchase 5,000 shares of Macrovision common stock pursuant to the 1996 Directors Stock Option Plan

•	Our directors may receive discretionary grants of stock options and other awards under the Macrovision Corporation 2000 Equity Incentive Plan and the Macrovision Corporation 1996 Equity Incentive Plan